CERTIFICATE OF INCORPORATION

                                       OF

                              GOLDCREST CORPORATION


     1. The name of the corporation is:

                              GOLDCREST CORPORATION

     2. The address of its registered office in the State of Delaware is No. 1102 West Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is the Colonial Charter Company.

     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4. The total number of shares of stock which the corporation shall have authority to issue is fifty million (50,000,000) and the par value of each of such shares is $.OO1, amounting in the aggregate to fifty thousand dollars ($50,000).

     At all elections of directors of the corporation, each stockholder shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

     5. The name and mailing address of the incorporator is as follows:


          NAME                             MAILING ADDRESS
          ----                             ---------------
          Jan. E. Harvey                   1427 Sanborn Avenue
                                           Los Angeles, CA 90027

     6. The corporation is to have perpetual existence.

     7. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

     Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

     8. The corporation reserves the right to amend, alter, change or repeal any provision contained in these articles of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


     I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 24th day of April, 1989.





                                                /s/  Jan E. Harvey
                                                --------------------------------
                                                JAN E. HARVEY, Incorporator